UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 7, 2025

Maravai LifeSciences Holdings, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-39725	85-2786970
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10770 Wateridge Circle Suite 200 San Diego, California	92121
(Address of principal executive offices)	(Zip Code)

(858) 546-0004
(Registrant’s telephone number, including area code)

Not Applicable (Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, $0.01 par value	MRVI	The Nasdaq Stock Market LLC
(Nasdaq Global Select Market)
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.02. Results of Operations and Financial Condition.

On August 11, 2025, Maravai LifeSciences Holdings, Inc. issued a press release announcing its financial results for the second quarter of 2025. The full text of the press release issued in connection with the announcement is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

The information in Item 2.02 of this Form 8-K and the Exhibit 99.1 attached hereto shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, except as expressly set forth by specific reference in such filing.
Item 2.05. Costs Associated with Exit or Disposal Activities.

On August 11, 2025, the Company announced an organizational restructuring, including a workforce reduction, to reduce operating costs. The workforce reduction, which is being implemented as part of a strategic cost-reduction initiative, was committed to by management on August 8, 2025 and is expected to impact approximately 25% of the Company’s workforce. In connection with the workforce reduction, the Company currently estimates it will incur restructuring and related costs in the range of $8.0 million to $9.0 million, consisting primarily of employee severance and benefits costs, the majority of which the Company expects to recognize in the second half of 2025.

The estimated range of costs that the Company expects to incur in connection with the workforce reduction represents the Company’s current estimate only and is subject to a number of assumptions and actual results may differ materially from the estimated range. The Company may incur additional costs not currently contemplated due to events that may occur as a result of, or in connection with, the workforce reduction.
Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 7, 2025, the Company’s Board of Directors eliminated the positions held by Rebecca Buzzeo, Executive Vice President and Chief Commercial Officer of the Company, and Pete Leddy, Ph.D., Executive Vice President and Chief Administrative Officer of the Company. As a result, Ms. Buzzeo’s last day of employment with the Company is expected to be September 2, 2025, and Dr. Leddy’s last day of employment with the Company is expected to be October 2, 2025.

Both Ms. Buzzeo’s and Dr. Leddy’s departures from the Company constitute a termination by the Company without “cause” under their respective Amended and Restated Employment Agreements, effective as of May 8, 2023, and each of Ms. Buzzeo and Dr. Leddy will be entitled to receive the payments and benefits pursuant to Section 1(f)(i) thereof, which amounts are reflected in the estimated restructuring costs reflected in Item 2.05 above of this Form 8-K, subject in each case to her or his timely execution and non-revocation of a separation agreement and customary release of claims.
Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description of Exhibit
99.1*	Press Release dated August 11, 2025.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

_______________

*
Exhibit 99.1 shall not be deemed “filed” for purposes of Section 18 of Exchange Act, or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act or the Exchange Act, except as expressly set forth by specific reference in such filing.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MARAVAI LIFESCIENCES HOLDINGS, INC.

Date: August 11, 2025	By:	/s/ Rajesh Asarpota
	Name:	Rajesh Asarpota
	Title:	Chief Financial Officer